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                                                                                                       Exhibit 12(a)

                                                 TEXAS UTILITIES COMPANY
                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES,
                         AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS





                                                                    Year Ended December 31,
                                                       1998        1997          1996         1995         1994
                                                       -----       ----         -----        -----         ----
                                                             Thousand of Dollars, Except Ratios
EARNINGS:
   Net income (loss)                               $  739,959   $  660,454   $  753,606    $(138,645)   $  542,799
   Add: Total federal income taxes (benefit)          526,832      376,898      375,232      (60,035)      326,638
        Fixed charges (see detail below)            1,473,403      854,822      851,482      732,313       752,892
        Preferred dividends of subsidiaries            16,514       27,983       53,358       84,914       101,883
                                                   ----------   ----------   ----------    ---------    ----------
             Total earnings                        $2,756,708   $1,920,157   $2,033,678    $ 618,547    $1,724,212
                                                   ==========   ==========   ==========    =========    ==========
FIXED CHARGES:
   Interest expense                                $1,299,315   $  762,937   $  797,893    $ 706,183    $  726,875
   Rentals representative of the interest factor      100,087       22,184       20,588       24,329        26,017
   Distributions on preferred trust securities
        of subsidiaries *                              74,001       69,701       33,001        1,801             -
                                                   ----------   ----------   ----------    ---------    ----------
           Fixed charges deducted from earnings     1,473,403      854,822      851,482      732,313       752,892
   Preferred dividends of subsidiaries (pretax)**      28,271       43,952       79,926      121,683       163,193
                                                   ----------   ----------   ----------    ---------    ----------
           Total fixed charges                      1,501,674      898,774      931,408      853,996       916,085
                                                   ----------   ----------   ----------    ---------    ----------
   Preferred dividends of registrant                        0            0            0            0             0
                                                   ----------   ----------   ----------    ---------    ----------
             Fixed charges and preferred dividends $1,501,674   $  898,774   $  931,408    $ 853,996    $  916,085
                                                   ==========   ==========   ==========    =========    ==========
RATIO OF EARNINGS TO FIXED CHARGES (a)                   1.84         2.14        2.18          0.72          1.88
                                                         ====         ====        ====          ====          ====
RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED DIVIDENDS (a)                   1.84         2.14        2.18          0.72          1.88
                                                         ====         ====        ====          ====          ====

*  Distributions on preferred trust securities are deductible for tax purposes.

** Preferred dividends of subsidiaries  multiplied by the ratio of pre-tax income to net income.

(a) For the year ended December 31, 1995, fixed charges and combined fixed charges and preferred dividends exceeded earnings by $235 million.
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